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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(AMENDMENT NO     )*

Glaukos Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

377322102

(CUSIP Number)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 377322102	13G	Page 2 of 14 Pages

1	NAME OF REPORTING PERSONS InterWest Partners IX, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 2,603,362
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,603,362
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON PN

Cusip No. 377322102	13G	Page 3 of 14 Pages

1	NAME OF REPORTING PERSONS InterWest Management Partners IX, LLC (the General Partner of InterWest Partners IX, LP) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 2,603,362
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,603,362
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON OO

Cusip No. 377322102	13G	Page 4 of 14 Pages

1	NAME OF REPORTING PERSONS Bruce A. Cleveland (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,603,362
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,603,362
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Bruce A. Cleveland that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Cusip No. 377322102	13G	Page 5 of 14 Pages

1	NAME OF REPORTING PERSONS Philip T. Gianos (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,603,362
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,603,362
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Cusip No. 377322102	13G	Page 6 of 14 Pages

1	NAME OF REPORTING PERSONS W. Stephen Holmes III (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,603,362
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,603,362
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Cusip No. 377322102	13G	Page 7 of 14 Pages

1	NAME OF REPORTING PERSONS Gilbert H. Kliman (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 3,334
	6	SHARED VOTING POWER 2,603,362
	7	SOLE DISPOSITIVE POWER 3,334
	8	SHARED DISPOSITIVE POWER 2,603,362
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,606,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Cusip No. 377322102	13G	Page 8 of 14 Pages

1	NAME OF REPORTING PERSONS Khaled A. Nasr (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,603,362
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,603,362
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Khaled A. Nasr that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Cusip No. 377322102	13G	Page 9 of 14 Pages

1	NAME OF REPORTING PERSONS Arnold L. Oronsky (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,603,362
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,603,362
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Cusip No. 377322102	13G	Page 10 of 14 Pages

1	NAME OF REPORTING PERSONS Douglas A. Pepper (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,603,362
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,603,362
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Douglas A. Pepper that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

ITEM 1.

(a)	NAME OF ISSUER : Glaukos Corporation

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:

26051 Merit Circle, Suite 103

Laguna Hills, CA 92653

ITEM 2.

(a)	NAME OF PERSON(S) FILING:

InterWest Partners IX, LP (“IWP IX”)
InterWest Management Partners IX, LLC (“IMP IX”)
Bruce A. Cleveland (“Cleveland”)
Philip T. Gianos (“Gianos”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Khaled A. Nasr (“Nasr”)
Arnold L. Oronsky (“Oronsky”)
Douglas A. Pepper (“Pepper”)

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

2710 Sand Hill Road, Suite 200, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP IX:	California
IMP IX:	California
Cleveland:	United States
Gianos:	United States
Holmes:	United States
Kliman:	United States
Nasr:	United States
Oronsky:	United States
Pepper:	United States

Page 11 of 14 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 377322102

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

	IWP IX	IMP IX (1)	Cleveland (2)	Gianos (2)
Beneficial Ownership	2,603,362	2,603,362	2,603,362	2,603,362
Percentage of Class	8.1%	8.1%	8.1%	8.1%
Sole Voting Power	2,603,362	2,603,362	0	0
Shared Voting Power	0	0	2,603,362	2,603,362
Sole Dispositive Power	2,603,362	2,603,362	0	0
Shared Dispositive Power	0	0	2,603,362	2,603,362

	Holmes (2)	Kliman (2)**	Nasr (2)
Beneficial Ownership	2,603,362	2,606,696	2,603,362
Percentage of Class	8.1%	8.1%	8.1%
Sole Voting Power	0	3,334	0
Shared Voting Power	2,603,362	2,603,362	2,603,362
Sole Dispositive Power	0	3,334	0
Shared Dispositive Power	2,603,362	2,603,362	2,603,362

	Oronsky (2)	Pepper (2)
Beneficial Ownership	2,603,362	2,603,362
Percentage of Class	8.1%	8.1%
Sole Voting Power	0	0
Shared Voting Power	2,603,362	2,603,362
Sole Dispositive Power	0	0
Shared Dispositive Power	2,603,362	2,603,362

**	Includes 3,334 shares issuable to Kliman pursuant to outstanding options exercisable within 60 days of December 31, 2015.
(1)	IMP IX is the general partner of IWP IX.
(2)	Gianos, Holmes, Kliman and Oronsky are Managing Directors of IMP IX. Cleveland, Nasr, and Pepper are Venture Members of IMP IX.

Page 12 of 14 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited liability company operating agreement of IMP IX, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.

Not applicable.

ITEM 10.     CERTIFICATION.

Not applicable.

EXHIBITS

Joint Filing Statement attached as Exhibit A.

Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2016

By:	/s/ Bruce A. Cleveland
Name:	Bruce A. Cleveland

By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos

By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes

By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman

By:	/s/ Khaled A. Nasr
Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky

By:	/s/ Douglas A. Pepper
Name:	Douglas A. Pepper

INTERWEST PARTNERS IX, LP

By:	InterWest Management Partners IX, LLC its General Partner

By:	/s/ Gilbert H. Kliman
Managing Director

INTERWEST MANAGEMENT PARTNERS IX, LLC

By:	/s/ Gilbert H. Kliman
Managing Director

Page 14 of 14 Pages